Exhibit 23.3

Consent Letter

Date:	July 24, 2026
To:	Julong Holding Limited (the “Company”)
Palm Grove Unit 4, 265 Smith Road George Town, P.O. Box 52A Edgewater Way #1653, Grand Cayman KY1-9006 Cayman Islands.

Dear Sirs or Madams

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent letter (the “Letter”), excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and are acting as PRC legal counsel to the Company in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), in relation to the proposed offering up to US$200,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies, of the Company’s Class A ordinary shares, par value US$0.0001 per share, preferred shares, warrants to purchase Class A ordinary shares, debt securities, subscription rights and a combination of such securities, separately or as units.

We hereby consent to the reference to our firm in the Registration Statement. We also consent to the filing with the SEC of this Letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP
Beijing Dacheng Law Offices, LLP